Exhibit (e)(8)

                  AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

AMENDMENT made as of December 16, 2004 to the Distribution Services Agreement (the "Agreement") made as of January 2, 1996, as amended June 4, 1996 between ALLIANCEBERNSTEIN GLOBAL STRATEGIC INCOME TRUST, INC. (formerly Alliance Global Strategic Income Trust, Inc.), a Maryland corporation (the "Fund"), and ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC. (formerly Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter"). Capitalized terms not defined herein have the meaning set forth in the Agreement.

                                   WITNESSETH

             WHEREAS, the Fund and the Underwriter are parties to the Agreement;

             WHEREAS, the Fund has decided to sell to the public shares of its Class R Common Stock, Class K Common Stock and Class I Common Stock in addition to its shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock;

             WHEREAS, the Underwriter is willing to act, and the Fund wishes to appoint the Underwriter, as underwriter and distributor of the shares of Class R Common Stock, Class K Common Stock and Class I Common Stock of the Fund;

             NOW, THEREFORE, the parties agree to amend the Agreement as follows:

             1. Section 1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

                  SECTION 1. Appointment of the Underwriter.

                  The Fund hereby appoints the Underwriter as the principal underwriter and distributor of the Fund to sell to the public shares of its Class A Common Stock (the "Class A shares"), Class B Common Stock (the "Class B shares"), Class C Common Stock (the "Class C shares"), Advisor Class Common Stock (the "Advisor Class shares"), Class R Common Stock (the "Class R shares"), Class K Common Stock (the "Class K shares"), Class I Common Stock (the "Class I shares") and shares of such other class or classes as the Fund and the Underwriter shall from time to time mutually agree in writing shall become subject to this Agreement (the "New shares") (the Class A shares, the Class B shares, the Class C shares, the Advisor Class shares, the Class R shares, the Class K shares, the Class I shares and the New shares being collectively referred to herein as the "shares") and hereby agrees during the term of this Agreement to sell shares to the Underwriter upon the terms and conditions herein set forth.

             2. Section 5(b) of the Agreement is amended by deleting it in its entirety and replacing it with the following:

                    (b) Except as may be required by NASD rules and interpretations, the Fund will pay to the Underwriter each month a distribution services fee that will not exceed, on an annualized basis, 0.30% of the aggregate average daily net assets of the Fund attributable to the Class A shares, 1.00% of the aggregate average daily net assets of the Fund attributable to the Class B shares, 1.00% of the aggregate average daily net assets of the Fund attributable to the Class C shares, 0.50% of the aggregate average daily net assets of the Fund attributable to Class R shares and 0.25% of the aggregate average daily net assets of the Fund attributable to Class K shares. The distribution services fee will be used in its entirety by the Underwriter to make payments (i) to compensate broker-dealers or other persons for providing distribution assistance, (ii) to otherwise promote the sale of shares of the Fund, including payment for the preparation, printing and distribution of prospectuses and sales literature or other promotional activities, and
       (iii) to compensate broker-dealers, depository institutions and other financial intermediaries for providing administrative, accounting and other services with respect to the Fund's shareholders. A portion of the distribution services fee that will not exceed, on an annualized basis, .25% of the aggregate average daily net assets of the Fund attributable to each of the Class A shares, Class B shares, Class C shares, Class R shares and Class K shares will constitute a service fee that will be used by the Underwriter for personal service and/or the maintenance of shareholder accounts within the meaning of NASD rules and interpretations.

             3. Section 5(f) of the Agreement is amended by deleting it in its entirety and replacing it with the following:

                    (f) The Fund is not obligated to pay any distribution expenses in excess of the distribution services fee described above in
       Section 5(b) hereof. Any expenses of distribution of the Fund's Class A shares accrued by the Underwriter in one fiscal year of the Fund may not be paid from distribution services fees received from the Fund in respect of Class A shares in another fiscal year. Any expenses of distribution of the Fund's Class B shares, Class C shares, Class R shares and Class K shares accrued by the Underwriter in one fiscal year of the Fund may be carried forward and paid from distribution services fees received from the Fund in respect of such class of shares in another fiscal year. No portion of the distribution services fees received from the Fund in respect of Class A shares may be used to pay any interest expense, carrying charges or other financing costs or allocation of overhead of the Underwriter. The distribution services fees received from the Fund in respect of Class B shares, Class C shares, Class R shares and Class K shares may be used to pay interest expenses, carrying charges and other financing costs or allocation of overhead of the Underwriter to the extent permitted by Securities and Exchange Commission rules, regulations or Securities and Exchange Commission staff no-action or interpretative positions in effect from time to time. In the event this Agreement is terminated by either party or is not continued with respect to a class of shares as provided in Section 12 below: (i) no distribution services fees (other than current amounts accrued but not yet paid) will be owed by the Fund to the Underwriter with respect to that class, and (ii) the Fund will not be obligated to pay the Underwriter for any amounts expended hereunder not previously reimbursed by the Fund from distribution services fees in respect of shares of such class or recovered through deferred sales charges. The distribution services fee of a particular class may not be used to subsidize the sale of shares of any other class.

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             IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement.

                                    ALLIANCEBERNSTEIN GLOBAL STRATEGIC
                                       INCOME TRUST, INC.

                                          By:    /s/ Mark R. Manley
                                                 --------------------------
                                          Name:  Mark R. Manley
                                          Title: Secretary


                                    ALLIANCEBERNSTEIN INVESTMENT RESEARCH
                                       AND MANAGEMENT, INC.

                                          By:    /s/ Richard A. Davies
                                                 --------------------------
                                          Name:  Richard A. Davies
                                          Title: Executive Vice President &
                                                 Managing Director


Accepted as of the date written above:

ALLIANCE CAPITAL MANAGEMENT L.P.
By: Alliance Capital Management Corporation, General Partner

By:    /s/ Marc O. Mayer
       ----------------------------
Name:  Marc O. Mayer
Title: Executive Vice President